EXHIBIT 99.1

Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2015 Results

•	Revenues: $1.28 billion

•	Diluted Earnings per Share from Continuing Operations: $0.51

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.65

•	Cash Flows Provided by Operating Activities of Continuing Operations: $179 million

•	New Bookings: $1.19 billion (book-to-bill ratio of 0.9)
RESTON, Va., December 03, 2014 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the third quarter of fiscal year 2015, which ended October 31, 2014.
Roger Krone, Leidos Chief Executive Officer commented: “Our financial and operational performance in the third quarter of fiscal year 2015 was solid. We are particularly pleased with our double digit growth in earnings, increased margins, and strong cash flow from operations.  As we continue to confront the challenges in the federal contracting market and the competitive landscape, we still have a lot of hard work ahead. However, this quarter was certainly a step in the right direction, and I am proud of our employees for their dedication and performance. I remain committed to driving substantial value for our employees, our customers, and our shareholders."
Third Quarter Fiscal Year 2015 Summary Results
Revenues for the third quarter of fiscal year 2015 were $1.28 billion, reflecting a revenue contraction of 10 percent, as compared to $1.41 billion in the prior year.
Operating income from continuing operations for the third quarter was $72 million, as compared to an operating loss from continuing operations of $5 million in the prior year. Operating income from continuing operations includes non-cash intangible impairments charges of $17 million. The prior year includes $87 million of bad debt expense, separation transaction and restructuring expenses, and non-cash intangible asset impairment charges.
Diluted earnings per share from continuing operations for the third quarter was $0.51 compared to a diluted loss per share from continuing operations of $0.10 in the prior year. The diluted share count for the quarter was 74 million, down 12 percent from 84 million in the prior year. Non-GAAP diluted earnings per share from continuing operations for the third quarter was $0.65 compared to $0.49 in the prior year.

Third Quarter Fiscal Year 2015 Segment Operating Results

	Three Months Ended
	October 31, 2014	November 1, 2013	Revenue Contraction
Revenues:	($ millions)
National Security Solutions	$906	$1,011	(10)%
Health and Engineering	373	406	(8)%
Corporate and Other	(3)	(2)	NM
Intersegment Elimination	—	(1)	NM
Total	$1,276	$1,414	(10)%

			Operating Margin
Operating income (loss):			2015	2014
National Security Solutions	$72	$66	7.9%	6.5%
Health and Engineering	4	(30)	1.1%	(7.4)%
Corporate and Other	(4)	(41)	NM	NM
Total	$72	$(5)	5.6%	(0.4)%
National Security Solutions
National Security Solutions revenues for the third quarter of fiscal year 2015 decreased $105 million, or 10 percent, compared to the prior year. The revenue contraction was primarily attributable to contract activities tied to the drawdown of overseas U.S. military forces and reductions in defense and U.S. Government spending resulting from sequestration and budget cuts, and higher competition resulting in lower contract awards.
National Security Solutions operating income margin for the third quarter was 7.9 percent, up from 6.5 percent in the prior year primarily due to improved program execution and lower indirect costs compared to the prior year.
Health and Engineering
Health and Engineering revenues for the third quarter of fiscal year 2015 decreased $33 million, or 8 percent, compared to the prior year. The revenue contraction reflects lower sales in the commercial health consulting business and the security products business.
Health and Engineering operating income for the third quarter was $4 million compared to an operating loss of $30 million in the prior year. The third quarter of fiscal year 2015 included non-cash intangible impairment charges associated with the security products business of $14 million and the Plainfield fuel supply agreements of $3 million. In addition, the third quarter of fiscal year 2015 was impacted by operating losses due to power generation shortfalls at the Plainfield biomass power plant and lower sales volumes from higher margin security products. The prior year quarter included bad debt expense of $43 million for receivables primarily related to two energy design-build construction projects and non-cash impairment charges for health customer related intangibles of $19 million.
Corporate and Other
Corporate and Other segment operating loss was $4 million for the third quarter of fiscal year 2015 compared to $41 million in the prior year. The prior year includes separation transaction and restructuring expenses of $25 million and costs to establish infrastructures for the two companies of $11 million associated with the spin-off which was completed in the prior year quarter.

Nine Months Ended Fiscal Year 2015 Summary Results
Revenues for the first nine months of fiscal year 2015 were $3.89 billion, reflecting a revenue contraction of 13 percent, as compared to $4.46 billion in the prior year.
Operating loss from continuing operations for the first nine months of fiscal year 2015 was $251 million, as compared to operating income from continuing operations of $82 million in the prior year. Operating loss from continuing operations includes non-cash goodwill and intangible asset impairment charges of $527 million. The prior year includes $154 million of separation transaction and restructuring expenses, non-cash intangible asset impairment charges, and bad debt expense.
Diluted loss per share from continuing operations for the first nine months of fiscal year 2015 was $4.75 compared to diluted earnings per share from continuing operations of $0.40 in the prior year. The diluted share count was 75 million, down 11 percent from 84 million in the prior year. Non-GAAP diluted earnings per share from continuing operations for the first nine months of fiscal year 2015 was $1.84 compared to $1.63 in the prior year.
Cash Generation and Capital Deployment
Cash flow provided by operating activities of continuing operations for the third quarter of fiscal year 2015 was $179 million. Cash flows used in financing activities of continuing operations for the third quarter of fiscal year 2015 was $126 million which includes $102 million for the repurchase of debt and a cash dividend of $0.32 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of October 31, 2014, the Company had $418 million in cash and cash equivalents and $1.2 billion in long-term debt.
New Business Awards
New business bookings totaled $1.19 billion in the third quarter of fiscal 2015, representing a book-to-bill ratio of 0.9.
Notable recent awards received include:

•
Intelligence Community. The Company was awarded contracts valued at $626 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
National Institutes of Health. The Company was awarded a prime contract by the National Institutes of Health to provide information technology service in support of the Electronic Research Administration . The single-award cost-plus fixed-fee contract has a one-year base period of performance, four one-year options and a total contract value of approximately $113 million, if all options are exercised.

•
U.S. Air Force Research Laboratory. The Company was awarded a prime contract by the U.S. Air Force Research Laboratory to provide research and development and testing services in support of the Threat Warning and Countermeasures program for the AFRL Sensors Directorate. The single-award indefinite delivery/indefinite quantity cost-plus fixed-fee contract has a six-year period of performance and a total contract value of approximately $49 million.

•
U.S. Air Force Research Laboratory. The Company was awarded a prime contract by the U.S. Air Force Research Laboratory to research, develop, and test electronic warfare and sensor technologies for the AFRL Spectrum Warfare Division, Sensors Directorate for the Advanced Novel Spectrum Warfare Environment Research program. The multiple-award indefinite delivery/indefinite quantity cost-plus fixed-fee contract has a seven-year period of performance and a total contract value of $47 million for all awardees.

•
National Geospatial-Intelligence Agency. The Company was awarded a prime contract by the National Geospatial-Intelligence Agency to provide geospatial solutions to the GEOINT Data Services program. The single-award indefinite delivery/indefinite quantity cost-plus fixed fee contract has a one-year base period of performance, three one-year options and a total contract value of $31 million, if the options are exercised.

•
Naval Medical Logistics Command. The Company was awarded a prime contract by the Naval Medical Logistics Command to provide services in support of the Naval Health Research Center’s, Department of Defense, HIV/AIDS Prevention Program.  The single-award cost-plus fixed-fee contract has a one-year base period of performance, four one-year options and a total contract value of approximately $14 million, if all options are exercised.

•
Magellan Midstream Partners, L.P. The Company was awarded a multi-million dollar prime contract from Magellan Midstream Partners, L.P. to provide engineering, procurement and construction (EPC) services for a condensate splitter at Magellan’s Corpus Christi, Texas, processing and storage terminal. The Company will use its DesignBuildSM services to design and install the single, 50,000 bpd train to process the Eagle Ford condensate feed, making Leidos a valuable adviser to Magellan in expanding their midstream processing capabilities.

The Company’s backlog of signed business orders at the end of the third quarter of fiscal year 2015 was $8.3 billion, of which $2.7 billion was funded.  As compared to the end of the third quarter of fiscal year 2014, total backlog decreased 16 percent and funded backlog decreased 10 percent. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
Forward Guidance

The Company reaffirms its fiscal year 2015 guidance:

•	Revenues of $4.9 billion to $5.1 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.10 to $2.30; and

•	Cash flows provided by operating activities from continuing operations of at or above $300 million.
Fiscal year 2015 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.
About Leidos
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on December 3, 2014.  A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the Leidos web site (http:investors.leidos.com).
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 20,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.Leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to profitably operate and recover our investment in the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the September 2013 spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the September 2013 spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of December 3, 2014. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Kelly P. Hernandez
571.526.6404
Kelly.P.Hernandez@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013

Revenues	$1,276	$1,414	$3,894	$4,464
Costs and expenses:
Cost of revenues	1,115	1,219	3,375	3,885
Selling, general and administrative expenses	72	113	239	343
Bad debt expense	—	43	3	45
Goodwill impairment charges	—	—	486	—
Intangible asset impairment charges	17	19	41	51
Separation transaction and restructuring expenses	—	25	1	58
Operating income (loss)	72	(5)	(251)	82
Non-operating income (expense):
Interest income	—	5	1	15
Interest expense	(18)	(21)	(58)	(59)
Other income, net	—	2	1	3
Income (loss) from continuing operations before income taxes	54	(19)	(307)	41
Income tax (expense) benefit	(16)	11	(49)	(4)
Income (loss) from continuing operations	38	(8)	(356)	37
Discontinued operations:
(Loss) income from discontinued operations before income taxes	(1)	19	(12)	144
Income tax (expense) benefit	(3)	(14)	1	(61)
(Loss) income from discontinued operations	(4)	5	(11)	83
Net income (loss)	$34	$(3)	$(367)	$120
Earnings (loss) per share (EPS):
Income (loss) from continuing operations	38	(8)	(356)	37
Less: earnings allocated to participating securities	—	—	—	(3)
Income (loss) from continuing operations, for computing basic EPS	$38	$(8)	$(356)	$34
Net income (loss), as reported	34	(3)	(367)	120
Less: earnings allocated to participating securities	—	—	—	(3)
Net income (loss) for computing EPS	$34	$(3)	$(367)	$117
Basic:
Income (loss) from continuing operations	$0.52	$(0.10)	$(4.75)	$0.40
(Loss) income from discontinued operations	(0.05)	0.06	(0.14)	0.99
	$0.47	$(0.04)	$(4.89)	$1.39
Diluted:
Income (loss) from continuing operations	$0.51	$(0.10)	$(4.75)	$0.40

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013
(Loss) income from discontinued operations	(0.05)	0.06	(0.14)	0.99
	$0.46	$(0.04)	$(4.89)	$1.39
Cash dividends declared per share	$0.32	$0.32	$0.96	$5.28
Weighted average number of common shares outstanding:
Basic	73	84	75	84
Diluted	74	84	75	84

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	October 31, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$418	$430
Receivables, net	1,021	1,082
Inventory, prepaid expenses and other current assets	228	256
Assets of discontinued operations	8	39
Total current assets	1,675	1,807
Property, plant and equipment, net	360	482
Intangible assets, net	39	93
Goodwill	1,207	1,693
Deferred income taxes	18	15
Other assets	99	72
	$3,398	$4,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$704	$716
Accrued payroll and employee benefits	287	285
Notes payable and long-term debt, current portion	2	2
Liabilities of discontinued operations	8	6
Total current liabilities	1,001	1,009
Notes payable and long-term debt, net of current portion	1,227	1,331
Other long-term liabilities	194	227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at October 31, 2014 and January 31, 2014	—	—
Common stock, $.0001 par value, 500 million shares authorized, 74 million and 80 million shares issued and outstanding at October 31, 2014 and January 31, 2014, respectively	—	—
Additional paid-in capital	1,435	1,576
Accumulated (deficit) earnings	(453)	25
Accumulated other comprehensive loss	(6)	(6)
Total stockholders’ equity	976	1,595
	$3,398	$4,162

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013
Cash flows from operations:
Net income (loss)	$34	$(3)	$(367)	$120
Loss (income) from discontinued operations	4	(5)	11	(83)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	16	13	50	64
Stock-based compensation	10	13	33	43
Goodwill impairment charges	—	—	486	—
Intangible asset impairment charges	17	19	41	51
Bad debt expense	—	43	3	45
Restructuring charges, net	—	6	1	18
Other	2	(4)	3	(3)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	85	(16)	29	(142)
Inventory, prepaid expenses and other current assets	(7)	(21)	2	27
Deferred income taxes	46	20	46	20
Other assets	(1)	(3)	(2)	3
Accounts payable and accrued liabilities	24	20	(11)	(7)
Accrued payroll and employee benefits	(9)	(6)	3	(46)
Income taxes receivable/payable	(33)	(14)	(22)	(14)
Other long-term liabilities	(9)	(12)	(12)	(14)
Total cash flows provided by operating activities of continuing operations	179	50	294	82
Cash flows from investing activities:
Expenditures for property, plant and equipment	(4)	(1)	(26)	(31)
Proceeds from sale of assets	—	—	—	65
Proceeds from U.S. Treasury cash grant	—	—	80	—
Net proceeds of cost method investments	—	10	—	12
Dividend received from the separation of New SAIC	—	295	—	295
Contribution paid related to the separation of New SAIC	—	(26)	—	(26)
Other	—	(2)	—	(3)
Total cash flows (used in) provided by investing activities of continuing operations	(4)	276	54	312
Cash flows from financing activities:
Payments of notes payable and long-term debt	(103)	—	(104)	(1)
Payments of deferred financing costs	—	(5)	—	(5)
Payments from New SAIC for deferred financing costs	—	5	—	5

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Nine Months Ended
	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013
Proceeds from real estate financing transaction	—	—	—	38
Proceeds from debt issuance	—	500	—	500
Distribution of debt to New SAIC	—	(500)	—	(500)
Sales of stock and exercises of stock options	2	3	6	11
Repurchases of stock	(1)	—	(213)	(17)
Dividend payments	(24)	(28)	(72)	(452)
Other	—	—	1	2
Total cash flows used in financing activities of continuing operations	(126)	(25)	(382)	(419)
Increase (decrease) in cash and cash equivalents from continuing operations	49	301	(34)	(25)
Cash flows from discontinued operations:
Cash (used in) provided by operating activities of discontinued operations	(8)	61	(5)	121
Cash provided by (used in) investing activities of discontinued operations	19	(15)	27	(17)
Cash provided by in financing activities of discontinued operations	—	5	—	—
Increase in cash and cash equivalents from discontinued operations	11	51	22	104
Total increase (decrease) in cash and cash equivalents	60	352	(12)	79
Cash and cash equivalents at beginning of period	358	462	430	735
Cash and cash equivalents at end of period	$418	$814	$418	$814

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Nine Months Ended
	October 31, 2014	November 1, 2013	Revenue Contraction
Revenues:
National Security Solutions	$2,775	$3,107	(11)%
Health and Engineering	1,126	1,368	(18)%
Corporate and Other	(7)	(8)	NM
Intersegment Elimination	—	(3)	NM
Total	$3,894	$4,464	(13)%

			Operating Margin
			2015	2014
Operating income (loss):
National Security Solutions	$227	$209	8.2%	6.7%
Health and Engineering	(455)	2	(40.4)%	0.1%
Corporate and Other	(23)	(129)	NM	NM
Total	$(251)	$82	(6.4)%	1.8%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	October 31, 2014	August 1, 2014	May 2, 2014	January 31, 2014
National Security Solutions:
Funded backlog	$1,594	$1,837	$1,986	$1,854
Negotiated unfunded backlog	4,947	4,778	5,005	5,604
Total National Security Solutions backlog	$6,541	$6,615	$6,991	$7,458
Health and Engineering:
Funded backlog	$1,092	$1,048	$1,112	$1,144
Negotiated unfunded backlog	698	750	728	694
Total Health and Engineering backlog	$1,790	$1,798	$1,840	$1,838
Total:
Funded backlog	$2,686	$2,885	$3,098	$2,998
Negotiated unfunded backlog	5,645	5,528	5,733	6,298
Total backlog	$8,331	$8,413	$8,831	$9,296

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
In this release, Leidos Holdings, Inc. refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of the discrete events such as separation transaction expenses, restructuring expenses, write-downs, impairments, and adjustments for uncertain tax positions.
Non-GAAP diluted earnings per share adjusts diluted earnings (loss) per share for the following discrete items:

•
Goodwill and intangible asset impairment charges - This adjustment represents impairments of goodwill and long-lived intangible assets due to changes in actual performance against performance projected when the goodwill and long-lived intangible assets were acquired.

•
Separation transaction and restructuring charges - This adjustment represents costs for strategic advisory services, legal and accounting services, lease termination and facility consolidation, and severance costs associated with the Company's September 2013 spin-off of New SAIC.

•
Impact of Plainfield - This adjustment represents the write-down taken as part of cancelling accounts receivable in exchange for the asset of the Plainfield plant and estimate-at-completion adjustments related to the Plainfield construction project prior to the Company's acquisition of the Plainfield plant in October 2013.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS [CONTINUED]
(in millions, except per share amounts)

The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended		Nine Months Ended
	October 31, 2014	November 1, 2013	October 31, 2014	November 1, 2013
GAAP income (loss) from continuing operations	$38	$(8)	$(356)	$37
Goodwill impairment charges	—	—	486	—
Intangible asset impairment charges	17	19	41	51
Separation transaction and restructuring expenses	—	25	1	58
Impact of Plainfield	—	32	—	49
Total non-GAAP adjustments	17	76	528	158
Adjustment to the income tax provision to reflect non-GAAP adjustments*	(7)	(26)	(32)	(55)
Non-GAAP income from continuing operations	$48	$42	$140	$140
GAAP diluted earnings (loss) per share from continuing operations	$0.51	$(0.10)	$(4.75)	$0.40
Total adjustments from non-GAAP income from continuing operations, above	0.14	0.59	6.59	1.23
Non GAAP diluted earnings per share from continuing operations	$0.65	$0.49	$1.84	$1.63
Diluted weighted average number of common shares outstanding	74	86	76	84

* Calculation uses an estimated tax rate on non-GAAP tax deductible adjustments.